EXHIBIT 12


                          NORTHWEST NATURAL GAS COMPANY
                Computation of Ratio of Earnings to Fixed Charges
                         January 1, 1996 - June 30, 2001
             (Thousands, except ratio of earnings to fixed charges)
                                   (Unaudited)


                                                                                             Six
                                                                                            Months   12 Months
                                                    Year Ended December 31,                 Ended      Ended
                                   -----------------------------------------------------   June 30,   June 30,
                                      1996       1997       1998       1999       2000       2001*      2001
                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------
Fixed Charges, as Defined:
  Interest on Long-Term Debt       $  23,176  $  24,904  $  27,389  $  27,728  $  29,987  $  15,049  $  30,116
  Other Interest                       3,448      4,500      4,909      2,778      3,628      1,157      3,315
  Amortization of Debt
   Discount and Expense                  865        730        714        699        735        394        767
  Interest Portion of
   Rentals                             1,798      2,111      1,986      1,707      1,628        849      1,663
                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Total Fixed  Charges, as
   defined                         $  29,287  $  32,245  $  34,998  $  32,912  $  35,978  $  17,449  $  35,861
                                   =========  =========  =========  =========  =========  =========  =========

Earnings, as Defined:
  Net Income                       $  46,793  $  43,059  $  27,301  $  45,296  $  50,224  $  30,772  $  46,871
  Taxes on Income                     27,347     21,034     14,604     24,591     26,829     17,615     26,727
  Fixed Charges, as above             29,287     32,245     34,998     32,912     35,978     17,449     35,861
                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------

  Total Earnings, as defined       $ 103,427  $  96,338  $  76,903  $ 102,799  $ 113,031  $  65,836  $ 109,459
                                   =========  =========  =========  =========  =========  =========  =========

Ratio of Earnings to Fixed
 Charges                                3.53       2.99       2.20       3.12       3.14       3.77       3.05
                                   =========  =========  =========  =========  =========  =========  =========

* A significant part of the business of the Company is of a seasonal nature; therefore, the ratio of earnings to fixed charges for the interim period is not necessarily indicative of the results for a full year.